                                                                    EXHIBIT 11.4


                               VARITY CORPORATION
                 FULLY DILUTED EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)



                                                                     Nine months ended October 31,
                                                                    --------------------------------
                                                                         1994             1993
                                                                    ---------------  ---------------

Income before discontinued operation, extraordinary
  loss and cumulative effect of changes in accounting principles..         $  80.5         $  47.1

Preferred stock dividend entitlements.............................            (1.8)           (1.9)
                                                                           -------         -------

Income attributable to common stockholders before
  discontinued operation, extraordinary loss and
  cumulative effect of changes in accounting principles (A).......            78.7            45.2

Earnings from discontinued operation (B)..........................            27.6             2.2

Extraordinary loss (C)............................................               -            (1.7)

Cumulative effect of changes in accounting principles (D).........               -          (146.1)
                                                                           -------         -------

Net income (loss) attributable to common stockholders (E).........         $ 106.3         $(100.4)
                                                                           =======         =======

Weighted average shares of common stock outstanding
  during the period (in thousands)................................          43,897          41,497

Common stock equivalents:
  Common stock options............................................             435             336
  Long-term incentive plans.......................................               6              24
                                                                           -------         -------
Primary weighted average shares of common stock
  outstanding during the period (F)...............................          44,338          41,857
                                                                           =======         =======

Primary income (loss) per share of common stock:

  Before discontinued operation, extraordinary loss and
  cumulative effect of changes in accounting principles (A/F).....         $  1.78         $  1.08

  Discontinued operation (B/F)....................................         $   .62         $   .05

  Extraordinary loss (C/F)........................................         $     -         $  (.05)*

  Cumulative effect of changes in accounting principles (D/F).....         $     -         $ (4.28)*

  Net income (loss) (E/F).........................................         $  2.40         $ (3.17)*


*Anti-dilutive